Exhibit 5.1

AshcraftBarr.com	9205 West Russell Road Suite 240 Las Vegas, NV 89148 702●631●4755

April 5, 2024

SensaSure Technologies Inc.

4730 S. Fort Apache Road, Suite 300

Las Vegas, Nevada. 89147

Re:	SensaSure Technologies Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as limited, special Nevada counsel to SensaSure Technologies Inc., a Nevada corporation (the “Company” or “SSTC”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) initially filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 5, 2024 and that certain agreement and plan of merger (the “Merger Agreement”) by and among the Company, Formation Minerals, Inc., a Nevada corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Verde Bio Holdings, Inc., a Nevada corporation (“Verde”), dated as of December 1, 2023, as amended as of February 8, 2024, providing for the merger of Merger Sub with and into Verde, with Verde surviving as a direct, wholly owned subsidiary of the Company (collectively the “Merger”) for the purpose of registering the issuance of up to $10.0 million of the Company’s securities consisting of up to: (i) 6,770,395 shares (the “Common Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company (ii) 1,675 shares (the “Series A Shares”) of Class A preferred stock, par value $0.001 per share (the “Class A Preferred Stock”), of the Company and (iii) 5,468 shares (the “Series B Shares”, and together with the Common Shares and the Series A Shares, the “Merger Shares”) of Class B preferred stock, par value $0.001 per share (the “Class B Preferred Stock”), of the Company issuable in the Merger, in each case, based on the closing price of the shares of Common Stock of $0.75 per share, and the number of fully-diluted shares of Verde common stock outstanding, as of March 1, 2024. The Registration Statement also registers (i) the issuance of warrants to purchase up to 211,599 shares of Common Stock (the “SSTC Warrants”) to be issued in connection with the assumption of warrants to purchase shares of Verde common stock in the Merger and the shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the SSTC Warrants, (ii) up to 1,675 shares of Common Stock issuable upon conversion of the Class A Preferred Stock (the “Series A Conversion Shares”) and (iii) up to 8,748,351 shares of Common Stock issuable upon conversion of the shares of Class B Preferred Stock (the “Class B Conversion Shares”, and together with the Series A Conversion Shares, the “Conversion Shares”), in each case, based on the closing price of the shares of Common Stock of $0.75 per share, and the number of fully-diluted shares of Verde common stock outstanding, as of March 1, 2024. All capitalized terms set forth in this opinion shall have the meanings as identified in the Registration Statement unless otherwise defined herein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

SensaSure Technologies Inc.

April 5, 2024

Page | 2

I. OPINIONS

Subject to the following assumptions, limitations and qualifications as hereinafter set forth, and based solely upon the Documents (as defined below), we are of the opinion that:

1.	The Company is a corporation validly existing, in good standing, under the laws of the State of Nevada.

2.	The Merger Shares have been duly authorized by all requisite corporate action on the part of the Company, and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

3.	The SSTC Warrant has been duly authorized by all requisite corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Merger Agreement and/or in the manner described in the Registration Statement, will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

4.	The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company and, when issued and paid for in accordance with the terms of the SSTC Warrant, will be validly issued, fully paid and non-assessable.

5.	The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company, and when issued and paid for in accordance with the terms of the Certificate of Designation of the Class A Preferred Stock and the Certificate of Designation of the Class B Preferred Stock, will be validly issued, fully paid and non-assessable.

Whenever our opinion, with respect to the existence or absence of facts, is qualified by the phrase “to our knowledge” or a phrase of similar import, it is intended to indicate that during the course of our limited representation in connection with the subject transaction, no information has come to the attention of any of the lawyers presently in our firm who have directly performed services for the Company in connection with the Registration Statement which would give them current actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation or verification to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Nevada Subsidiaries in connection with the Transactions.

SensaSure Technologies Inc.

April 5, 2024

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II. DOCUMENTS AND MATERIALS EXAMINED

In our capacity as limited, special counsel to the Company, and in preparation for the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

1.	The Registration Statement;

2.	The Merger Agreement;

3.	Form of Amended and Restated Articles of Incorporation of the Company;

4.	Form of Amended and Restated Bylaws of the Company;

5.	Form of Certificate of Designation of the SSTC Class A Preferred Stock;

6.	Form of Certificate of Designation of SSTC Class B Preferred Stock;

7.	Form of SSTC Warrant;

8.	Certificate of Existence with Status in Good Standing for the Company issued by the Nevada Secretary of State on April 5, 2024;

9.	Resolutions of the board of directors of the Company dated December 11, 2023, February 8, 2024 and April 5, 2024 (the “Resolutions”); and

10.	Such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

The foregoing are collectively referred to herein as the “Documents.” We have not undertaken any independent investigation or verification to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our limited representation of the Company.

SensaSure Technologies Inc.

April 5, 2024

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III. Assumptions, Limitations and Qualifications

Our opinions set forth above are subject to the following additional assumptions, limitations and qualifications:

1.	Each person executing any of the Documents, whether individually or on behalf of an entity is duly authorized to do so. Each natural person executing any of the Documents has the legal capacity to do so. All signatures on the Documents are genuine, and all factual matters set forth in the Documents are factually correct;

2.	All Documents submitted to us are authentic; all Documents submitted to us in draft form will be identical Documents executed; all Documents submitted to us as certified or photostatic copies conform to the original documents, all public records reviewed are accurate and complete, and all certificates of public officials dated as of an earlier date are still accurate as of the date hereof;

3.	Prior to issuance of the Merger Shares pursuant to the terms of the Merger Agreement: (i) the Registration Statement, as and if further amended, will have become, and will remain, effective under the Securities Act; (ii) the stockholders of Verde will have approved the Merger and other transactions contemplated by the Merger Agreement to which Verde is a party and the Merger Agreement by the requisite vote required by law for such approvals; (iii) the stockholders of the Company will have approved the form of Amended and Restated Articles of Incorporation of the Company and it will have been filed; (iv) all conditions to the issuance of the Merger Shares pursuant to the Merger Agreement will have been satisfied or waived, as applicable; (v) the Certificate of Designation of the Class A Preferred Stock and the Certificate of Designation of the Class B Preferred Stock will have been filed, and (vi) articles of merger to effect the Merger will have been duly filed with and accepted for filing; and

4.	The aggregate number of shares of the Company which would be outstanding after the issuance of the Merger Shares and reservation for issuance of the Warrant Shares and Conversion Shares, and any other contemporaneously issued or reserved shares of Common Stock, together with the number of shares of Common Stock previously issued and outstanding and the number of shares of Common Stock previously reserved for issuance upon the conversion or exchange of other securities issued by the Company, does not exceed the aggregate number of then-authorized shares of the Company or of the then-authorized shares within the applicable class or series of shares of capital stock of the Company.

If any foregoing assumption, limitation, or qualification, or any other assumption set forth herein is inaccurate, invalid or incorrect, our opinions may be otherwise than as stated herein. We render no opinion with respect to any of the matters assumed.

The assumptions, limitations, and qualifications set forth herein are material to the opinions rendered herein, and the inaccuracy of any such assumptions could render this opinion inaccurate. These opinions are limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. Our opinions set forth in this letter are based on our consideration of only those statutes, rules, regulations, judicial decisions, and legal issues that, in our experience, are typically applicable to transactions of the type contemplated by the Registration Statement.

SensaSure Technologies Inc.

April 5, 2024

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IV. FURTHER QUALIFICATIONS AND LIMITATIONS

The opinions rendered pursuant to this letter are subject to the following qualifications and limitations:

We are admitted to practice law in the State of Nevada, and we express no opinion as to the laws of any other jurisdiction. The opinions are based upon the laws of the State of Nevada in effect as of the date hereof and as they presently apply and as are presently being applied. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Nevada.

We assume no obligation to supplement this opinion if any laws covered by or to which our opinions relate change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion. We have not undertaken, nor are we in a position to undertake, any independent investigation to verify the adequacy or accuracy of any factual information given, disclosed or made available in connection with our examination of this matter.

We express no opinion as to the effect of any securities (including blue skies laws), antitrust, unfair competition, employee benefit, labor, or tax laws, rules or regulations.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, as speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts or circumstance that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely,

/s/ Ashcraft & Barr LLP
Ashcraft & Barr | llp